Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES AUGUST 2004 SALES RESULTS

New York, New York, September 2, 2004 – AnnTaylor Stores Corporation (NYSE: ANN) announced today total net sales for the four-week period ended August 28, 2004 increased 10.2 percent to $115,311,000 over total net sales of $104,596,000 for the four-week period ended August 30, 2003. By division, net sales were $49,183,000 for Ann Taylor compared to $52,686,000 last year, and $54,414,000 for Ann Taylor Loft compared to $41,395,000 last year.

Comparable store sales for the period decreased 4.5 percent compared to a comparable store sales increase of 8.2 percent for the same four-week period last year. By division, comparable store sales for fiscal August 2004 were down 8.0 percent for Ann Taylor compared to a 6.6 percent increase last year, and up 2.7 percent for Ann Taylor Loft compared to a 7.1 percent increase last year.

Ann Taylor Chairman, J. Patrick Spainhour, said, “Loft delivered its 17th consecutive month of positive comparable store sales, generating strong full price sales throughout August. While the Ann Taylor division did not meet our August expectations, we believe as we move into September that our new fall collection and our many new and exciting marketing initiatives will be well received.”

Mr. Spainhour continued, “We remain comfortable with current earnings guidance for the fall season in the range of $.95—$.99 per share on a diluted basis, which represents a 12 to 17 percent increase over the same period last year, and we continue to project third and fourth quarter earnings per share in the range of $.48—$.50 and $.47—$.49, respectively, and full year guidance in the range of $1.79—$1.83 per share on a diluted basis.”

Total inventory levels at the end of August were up approximately 21 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were up approximately 23 percent for Ann Taylor and up approximately 13 percent for Ann Taylor Loft. The increase at Ann Taylor is primarily due to earlier planned receipts of September product. The increase at Ann Taylor Loft is primarily due to higher in transit inventories which include inventory for the planned opening of new stores in the fall.

ANN TAYLOR

During the month, the Company opened 11 Ann Taylor Loft stores and one Ann Taylor Factory store. The total store count at month end was 699, comprised of 355 Ann Taylor stores, 309 Ann Taylor Loft stores, and 35 Ann Taylor Factory stores. Total square footage at the end of fiscal August 2004 increased 14.7 percent over the same period last year.

For the fiscal year-to-date period ended August 28, 2004, the Company’s net sales totaled $1,021,191,000, up 20.6 percent from $846,820,000 for the same period in fiscal 2003. By division, net sales for the fiscal year-to-date period were $484,268,000 for Ann Taylor compared to $470,050,000 last year, and $448,342,000 for Ann Taylor Loft, compared to $301,326,000 last year. Comparable store sales for the fiscal year-to-date period increased 7.6 percent over the same period last year. Comparable store sales by division for the fiscal year-to-date period were up 1.2 percent for Ann Taylor and up 18.7 percent for Ann Taylor Loft.

In August, the Company purchased 1,540,000 shares of its common stock at a cost of approximately $37,000,000, bringing the total repurchased during fiscal 2004 to 3,690,000 shares. Of the $100,000,000 securities repurchase program approved by the Company’s Board of Directors on August 10th, approximately $73,000,000 remains.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 699 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of August 28, 2004.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors

ANN TAYLOR

set forth in the Company’s filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

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Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

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